Exhibit 10.3

ADVISORY SERVICES AGREEMENT

ADVISORY SERVICES AGREEMENT dated as of             , 2014 (this “Agreement”), among VIPER ENERGY PARTNERS LP, a Delaware limited partnership (the “MLP”), VIPER ENERGY PARTNERS GP LLC, a Delaware limited liability company (the “General Partner”), and WEXFORD CAPITAL LP, a Delaware limited partnership (“Wexford”).

WHEREAS, Wexford has extensive knowledge and experience with respect to managing public and private businesses, capital markets transactions, financing transactions, long range planning and business development and other matters that are significant to the future business and operations of the MLP; and

WHEREAS, the MLP desires to benefit from Wexford’s expertise and has requested that Wexford provide assistance and advice to the MLP from time to time with respect to certain financial and strategic matters related to the business and affairs of the MLP and its subsidiaries; and

WHEREAS, Wexford has agreed to the MLP’s request on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the MLP, the General Partner and Wexford agree as follows:

Section 1. Retention of Wexford.

The MLP hereby retains Wexford, and Wexford accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term; Termination.

(a) Term. This Agreement shall commence on the closing date of the initial public offering of the MLP and shall terminate on the second anniversary thereof (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically continue for additional one-year periods unless terminated in writing by either party at least ten days prior to the expiration of the then current Term (each extension period being referred to herein as the “Extension Term,” and together with the Initial Term, the “Term”).

(b) Termination. This Agreement may be terminated by either the MLP or Wexford at any time, with or without cause, upon 30 days’ prior written notice to the other party. In the event of termination by the MLP, the MLP shall be obligated to pay all amounts due to Wexford through the remaining Term of the Agreement. The provisions set forth in Section 5 of this Agreement shall survive any termination of this Agreement.

Section 3. Advisory Services.

(a) Wexford shall advise the MLP and the General Partner concerning such matters that relate to financial and strategic matters of the MLP and its subsidiaries (the “Services”), in each case as the MLP shall reasonably request by way of notice to Wexford. The Services shall not extend to the day-to-day business or operations of the MLP and shall not include any services provided by officers or employees of Wexford in their capacity as directors of the General Partner. If requested to provide Services, Wexford shall devote such time to any such request as Wexford shall deem, in its sole discretion, necessary. Such Services, in Wexford’s sole discretion, shall be rendered in person or by telephone or other communication. Wexford shall have no obligation to the MLP as to the manner of rendering the Services hereunder, and the MLP shall not have any right to dictate or direct the details of the Services rendered hereunder.

(b) Wexford shall perform all Services to be provided hereunder as an independent contractor to the MLP and not as an employee, agent or representative of the MLP. Wexford shall have no authority to act for or to bind the MLP without its prior written consent. Nothing in this Agreement is intended nor shall be deemed to create any partnership, agency or joint venture relationship by or between the parties.

(c) This Agreement shall not prohibit, restrict or limit in any manner Wexford or any of its partners or Affiliates or any director, officer, partner or employee of Wexford or any of its partners or Affiliates (collectively, “Wexford Persons”) from engaging in other activities, whether or not competitive with any business of the MLP or any of its respective subsidiaries or Affiliates. This Agreement shall not require Wexford or any Wexford Person to make available to the MLP any investment or investment opportunity about which Wexford or any Wexford Person shall become aware.

(d) In the event the MLP is dissatisfied in any manner with the Services provided by Wexford hereunder or with Wexford’s performance under this Agreement, the MLP’s sole remedy shall be to terminate this Agreement. Under no circumstances shall the MLP have any claim for damages against Wexford or any Wexford Person arising out of or relating to this Agreement.

Section 4. Compensation.

(a) Advisory Fee. As consideration for the Services provided by Wexford hereunder, the MLP agrees to pay to Wexford an annual fee in the amount of $500,000 payable in advance in equal monthly installments, on the first business day of each month during the Term and prorated for any partial calendar month (the “Consulting Fee”).

(b) Expenses. In lieu of any right to reimbursement of expenses provided for in the First Amended and Restated Agreement of Limited Partnership of the MLP, as may be amended and/or restated from time to time, to the extent this Agreement provides for the right to reimbursement of expenses, upon presentation by Wexford to the MLP of such documentation as may be reasonably requested by the MLP, the MLP shall reimburse Wexford for all reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees and expenses, and other disbursements incurred by Wexford or any Wexford Person in the performance of Wexford’s obligations hereunder.

(c) Additional Services. If the MLP requests that Wexford provide services in addition to the Services, such as those relating to proposed acquisitions or divestitures, and Wexford agrees to provide such additional services, the MLP and Wexford shall negotiate the additional market-based fees to be paid by the MLP to Wexford or its Affiliates for such additional services, which fees shall be approved by the conflicts committee of the board of directors of the General Partner.

(d) Non-Exclusive. Nothing in this Agreement shall have the effect of prohibiting Wexford or any of its Affiliates from receiving from the MLP or any of its subsidiaries or Affiliates any other fees.

Section 5. Indemnification.

(a) The MLP will indemnify and hold harmless Wexford and each Wexford Person (each such person, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses, whether joint or several (the “Liabilities”), related to, arising out of or in connection with this Agreement or the Services contemplated by this Agreement or the engagement of Wexford pursuant to, and the performance Wexford of the Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by or on behalf of the MLP. The MLP will reimburse any Indemnified Party for all reasonable costs and expenses (including attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The MLP will not be liable under the foregoing indemnification provision with respect to any particular Liability of an Indemnified Party solely to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the MLP as they are incurred upon receipt of an agreement by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

(b) The MLP acknowledges and agrees that the Indemnified Parties have certain rights to indemnification and/or insurance provided by Wexford and certain of its affiliates and that such additional rights to indemnification and/or insurance are intended to be secondary to the primary obligation of the MLP to indemnify the Indemnified Parties hereunder. The MLP’s obligations to provide indemnification hereunder shall not be limited in any manner by the availability of such additional indemnification and/or insurance that may be available to the Indemnified Parties.

Section 6. Accuracy of Information.

The MLP shall furnish or cause to be furnished to Wexford such information as Wexford believes reasonably appropriate in connection with providing the services contemplated by this Agreement (all such information so furnished, the “Information”). The MLP recognizes and confirms that Wexford (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without independent verification, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

Section 7. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)	if to Wexford, to:

Wexford Capital LP
411 West Putnam Avenue
Greenwich, CT 06830
Attention: [ ]
Telephone: (203) 862-[ ]

with a copy to:

Wexford Capital LP
411 West Putnam Avenue Greenwich, CT 06830
Attention: Arthur Amron, General Counsel
Telephone: (203) 862-7012

(b)	if to the MLP, to:

Viper Energy Partners LP
500 West Texas
Suite 1225
Midland, TX 79701
Attention: Travis Stice
Telephone: (432) 221-7400

with a copy to:

Viper Energy Partners LP

14301 Caliber Drive

Suite 300

Oklahoma City, OK 73134

Attention: Randall Holder

Telephone: (405) 463-6932

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier guaranteeing next day delivery, on the next business day after the date when sent, and (iii) in the case of mailing, on the fifth business day following that on which the piece of mail containing such communication is posted.

Section 8. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Wexford, the MLP, the Indemnified Persons and any successors to or assigns of Wexford and the MLP; provided, however, that this Agreement may not be assigned by the MLP without the prior written consent of Wexford.

Section 9. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 10. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 11. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement that specifically references this Agreement and the provisions to be so altered, amended, extended, waived, discharged or terminated is signed by each of the parties hereto and specifically states that it is intended to alter, amend, extend, waive, discharge or terminate this agreement or a provision hereof.

Section 12. Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 13. Confidentiality.

Wexford agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Wexford may disclose Confidential Information (a) to its partners, members, directors, officers, employees and advisors (and those of its Affiliates), including accountants, legal counsel and other advisors (it being understood that the person to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent required by any subpoena or similar legal process, (c) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (d) with the consent of the MLP, or (e) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Agreement, or (ii) becomes available to Wexford on a non-confidential basis from a source other than the MLP. For the purposes of this Agreement, “Confidential Information” means all non-public information received from the MLP relating to the MLP or its business, other than any such information that is available to Wexford on a non-confidential basis from a source other than the MLP.

Section 14. Further Assurances

The MLP, the General Partner and Wexford shall execute such documents and other papers and take such further actions as the other may reasonably request in order to carry out the provisions hereof and provide the services hereunder.

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IN WITNESS WHEREOF, the parties have duly executed this Advisory Services Agreement as of the date first above written.

VIPER ENERGY PARTNERS LP
By:	Viper Energy Partners GP LLC, its general partner

By:
Name:
Title:

VIPER ENERGY PARTNERS GP LLC

By:
Name:
Title:

WEXFORD CAPITAL LP
By:	, its general partner

By:
Name:
Title:

ADVISORY SERVICES AGREEMENT

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